Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS RECORD QUARTERLY EARNINGS Stamford August 24, 2006 Patriot National Bancorp, Inc. (NASDAQ Capital Market “PNBK”) the parent of Patriot National Bank, reported record quarterly earnings for the quarter ended June 30, 2006 of $508,000 ($0.16 diluted income per share) representing an increase of 45 % over net income of $351,000 ($0.14 diluted income per share) reported for the quarter ended June 30, 2005. For the six months ended June 30, 2006 net income of $907,000 ($0.28 diluted income per share) was up 42% compared to net income of $638,000 ($0.25 diluted income per share) reported for the six months ended June 30, 2005. The solid performance was the result of strong growth in loans and deposits which led to an improved net interest margin and higher levels of net interest income.

During the most recent quarter total loans increased $42 million, or 10%, from $408 million at March 31, 2006 to $450 million at June 30, 2006. Total loans at June 30, 2006 were up $150 million, or 50%, from $301 million at June 30, 2005. The Bank achieved excellent growth in construction, commercial real estate and residential mortgage loans due to the continued strength in the local real estate market. Credit quality remains strong. Non-accruing loans, at $4.5 million, are unchanged from the quarter ended March 31, 2006 and represent three loans that are adequately collateralized and in the process of collection.

Total assets at June 30, 2006 were $559 million representing an increase of $51 million, or 10%, from March 31, 2006. Compared to June 30, 2005 assets have increased $143 million or 34%. Total deposits increased $29 million, or 7%, from $444 million at March 31, 2006 to $473 million at June 30, 2006. Total deposits increased $105 million, or 29%, from June 30, 2005 when deposits were $367 million. Non-interest bearing deposits were up 2% for the most recent quarter and 26% for the latest twelve month period.

The growth in the balance sheet resulted in the net interest income increasing 42% from $3,494,000 for the quarter ended June 30, 2005 to $4,967,000 for the quarter ended June 30, 2006. For the six months ended June 30, 2006 net interest income was $9,578,000, representing an increase of 39%, compared to $6,908,000 for the six months ended June 30, 2005. The net interest margin for the quarter ended June 30, 2006 was 3.80% compared to 3.46% for the same period in the prior year. The net interest margin for the quarter ended March 31, 2006 was 3.87% when the Bank collected default interest on a non-accruing loan. Excluding this item, the margin would have been 3.79% for the first quarter.

Non-interest income was $581,000 for the quarter ended June 30, 2006, a decrease of 29%, from $821,000 for the quarter ended June 30, 2005. For the six months ended June 30, 2006 non-interest income of $1,212,000 was down 21% from the same period in the prior year. The reduction in non-interest income was due primarily to mortgage brokerage referral fees and loan processing fees as a result of a lower volume of residential mortgage closings caused by the rising interest rate environment. Non-interest expenses increased 21% to $4,395,000 for the quarter ended June 30, 2006 and increased 20% to $8,434,000 for the six months ended June 30, 2006. Salaries and benefits and outside services were higher due to additional personnel and recruitment costs and higher levels of sales and incentive compensation. Occupancy costs increased due to costs of additional branch and loan production office locations and costs associated with additional space for the lending and credit administration functions.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that he was very gratified by the strong performance for the most recent quarter. The Bank continues to execute its strategic plan by developing new relationships and expanding existing ones with small and medium-sized businesses, commercial real estate investors and builders, professionals and consumers while delivering high quality products and services. The Company remains focused on opportunities that will allow it to expand in contiguous markets. In July, the Company entered into an agreement to acquire a small branch office in New York City that will permit the Bank to expand its branch locations into Westchester County, New York.

The Company continues to identify markets with strong potential for future branch expansion and currently has regulatory approval to operate four additional branch offices in Connecticut which are planned to open in the fourth quarter of this year. Patriot National Bank is headquartered in Stamford, Connecticut and currently has ten full service branches in Stamford, Darien, Greenwich, Norwalk, Old Greenwich, Southport and Wilton, CT. Patriot National Bank also has loan production offices in Stamford, Connecticut and New York City and Melville, New York.

Quarter Ended June 30	2006	2005
Net interest income	$4,967	$3,494
Non-interest income	581	821
Non-interest expense	4,395	3,625
Provision for loan losses	351	100
Income before taxes	803	590
Assets at period end	559,006	415,733

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management's beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management's control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot's Annual Report on Form 10-KSB for the year ended December 31, 2005.